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                                                                    EXHIBIT 21.1


                      SUBSIDIARIES OF STATION CASINOS, INC.


NEVADA CORPORATIONS

Palace Station Hotel & Casino, Inc.
Texas Station, Inc.
Boulder Station, Inc.
Sunset Station, Inc.
Southwest Gaming Services, Inc.



MISSOURI CORPORATIONS

Kansas City Station Corporation
St. Charles Riverfront Station, Inc.